UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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CHF SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

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LETTER TO OUR STOCKHOLDERS

April 13, 2021
To our Stockholders:
We cordially invite you to attend our 2021 annual meeting of stockholders, which will be held on Wednesday, May 19, 2021, at 2:00 p.m. U.S. Central Time, as a virtual meeting at https://web.lumiagm.com/265011505, where you will be able to listen to the meeting live, submit questions and vote online. We believe that a virtual meeting of stockholders provides greater access to those who may want to attend and, therefore, have chosen this method for our Annual Meeting over an in-person meeting. The business to be conducted at the annual meeting is set forth in the attached Notice of 2021 Annual Meeting of Stockholders and Proxy Statement.
Thank you for your continued support of CHF Solutions.
Sincerely,

John L. Erb
Chairman of the Board of Directors
Corporate Headquarters
12988 Valley View Road
Eden Prairie, Minnesota 55344
(952) 345-4200

CHF SOLUTIONS, INC.
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
The 2021 annual meeting of stockholders of CHF Solutions, Inc. will be held on Wednesday, May 19, 2021, at 2:00 p.m. U.S. Central Time, as a virtual meeting at https://web.lumiagm.com/265011505, to conduct the following items of business:
•	Proposal 1 - To elect two Class II directors named in the accompanying proxy statement, each to serve for a three-year term or until her or his successor has been duly elected and qualified.
•	Proposal 2 - To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement.
•	Proposal 3 - To approve, on an advisory basis, Baker Tilly US, LLP as our independent registered public accounting firm for the year ending December 31, 2021.
•	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.
Only holders of our common stock at the close of business on April 6, 2021, the record date, are entitled to receive this notice and to attend and vote at the annual meeting. For ten days prior to the meeting, a complete list of stockholders will be available during regular business hours at our principal executive office, 12988 Valley View Road, Eden Prairie, Minnesota 55344. A stockholder may examine the list for any legally valid purpose related to the meeting.
Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly and save us the expense of additional solicitation. If you attend the virtual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote online at the virtual meeting.
By Order of the Board of Directors,

Thomas P. Lynch
Secretary
Eden Prairie, Minnesota
April 13, 2021

i

CHF SOLUTIONS, INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2021
ABOUT THE ANNUAL MEETING
Why did I receive this proxy statement?
The Board of Directors (the “Board”) of CHF Solutions, Inc. (the “Company,” “we,” “us,” and “our”) is soliciting your proxy, as a holder of our common stock, for use at our 2021 annual meeting of stockholders and any adjournment or postponement of such meeting. The 2021 annual meeting will be held on Wednesday, May 19, 2021, at 2:00 p.m. U.S. Central Time, as a virtual meeting at https://web.lumiagm.com/265011505, where you will be able to listen to the meeting live, submit questions and vote online.
The notice of annual meeting (the “Notice”), proxy statement and form of proxy was first mailed to stockholders of record on or about April 13, 2021.
What is the purpose of the annual meeting?
At our annual meeting, you will be voting on:
•	Proposal 1 - To elect two Class II directors named in this proxy statement, each to serve on the Board for a three-year term or until her or his successor has been duly elected and qualified.
•	Proposal 2 - To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.
•	Proposal 3 - To approve, on an advisory basis, Baker Tilly US, LLP (“Baker Tilly”) as our independent registered public accounting firm for the year ending December 31, 2021.
•	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.
The Board recommends a vote FOR each of the director nominees listed in this proxy statement, FOR approval of the compensation of our named executive officers and FOR the approval of Baker Tilly as our independent registered public accounting firm for 2021.
We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.
During or immediately following the annual meeting, management will report on our performance and will respond to appropriate questions from stockholders. Representatives of Baker Tilly will be present at the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will answer appropriate questions from our stockholders.
Except as noted herein, share numbers are provided as of the close of business on April 6, 2021 (the “Record Date”).
Who is entitled to vote?
You may vote if you owned shares of our common stock at the close of business on the Record Date, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.
As of the Record Date, we had 6,531,942 shares of common stock outstanding and entitled to vote.

What is the difference between a stockholder of record and a beneficial owner?
Stockholders of Record. If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote online at the annual meeting.
Beneficial Owners. Many of our stockholders hold their common shares through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner with respect to those shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares online at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee and then register to attend the meeting, as described above. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.
May I attend the virtual annual meeting and vote my shares at the meeting?
All of our stockholders are invited to participate in the virtual annual meeting. If you are a registered holder, you may register and log in on the meeting date. For stockholders who hold shares via a broker or bank, to participate in the annual meeting, you must register in advance by May 10, 2020.
Stockholders of Record. If you are a stockholder of record, you may vote during the virtual meeting through https://web.lumiagm.com/265011505. To be admitted to the annual meeting and vote your shares, you will log in with your control number as provided on your proxy card. The password to enter the meeting is chf2021. We encourage you to access the meeting prior to the start time leaving ample time for the check in.
Beneficial Owners: If you hold your common shares through a broker, bank or other nominee and want to vote such shares during the annual meeting, you must first obtain a valid legal proxy from your broker, bank or other nominee and then register in advance to attend the annual meeting. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank or other nominee to request a legal proxy form. After obtaining a valid legal proxy from your broker, bank or other nominee, to then register to attend the annual meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:
American Stock Transfer & Trust Company LLC
Attn: Proxy Tabulation Department
6201 15th Avenue
Brooklyn, NY 11219
Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 10, 2020.
You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the annual meeting and vote your shares at https://web.lumiagm.com/265011505 during the meeting. Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Can I vote my shares without attending the annual meeting?
Stockholders of Record. You may vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.
If you are a stockholder of record, you may also vote by internet or by phone. To vote by internet or by phone, you will need to use the control number provided to you in the materials with this proxy statement and follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly.
Beneficial Owners. If you are a beneficial owner, you must vote your shares in the manner prescribed by your broker, bank or other nominee. You will receive a voting instruction card (not a proxy card) to use in directing the broker, bank or other nominee how to vote your shares. You may also have the option to vote your shares via the internet or by phone.
Can I change my vote?
Stockholders of Record. You may change your vote at any time before the proxy is exercised by sending a written notice of revocation or a later-dated proxy to our Secretary, which must be received prior to commencement of the annual meeting; by submitting a later-dated proxy via internet or phone before 11:59 p.m. U.S. Eastern Time on May 18, 2021; or by voting online at the annual meeting. Your attendance at the virtual annual meeting will not cause your previously granted proxy to be revoked unless you file the proper documentation for it to be so revoked.
Beneficial Owners. If you hold your shares through a broker, bank or other nominee, you should contact such person prior to the time such voting instructions are exercised.
What does it mean if I receive more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with brokers, banks or other nominees and/or our transfer agent. Please sign and deliver, or otherwise vote, each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219; telephone: 800-937-5449.
What if I do not vote for some of the items listed on my proxy card or voting instruction card?
Stockholders of Record. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to any matter, will be voted in accordance with the recommendations of the Board on that matter.
Beneficial Owners. If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable regulations, a broker, bank or nominee has the discretion to vote on routine matters, including the advisory approval of the independent registered public accounting firm. For all other matters at the 2021 annual meeting, brokers and certain banks and nominees will be unable to vote on your behalf if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each proposal.
How many shares must be present to hold the meeting?
In order for us to conduct the annual meeting, a majority of our outstanding shares entitled to vote as of the Record Date must be present virtually via the internet or by proxy at the meeting. This is called a quorum. Abstentions and broker non-votes will be considered present for purposes of determining a quorum.

What vote is required to approve each item of business?
Proposal 1—Election of Directors. The two nominees receiving the highest number of “FOR” votes at the annual meeting will be elected as Class II directors. This is called a plurality. Abstentions and broker non-votes will have no effect on the outcome of the vote.
Proposal 2—Advisory Approval of the Compensation of Named Executive Officers. The affirmative vote of holders of a majority of shares entitled to vote and present at the annual meeting, virtually via the internet or by proxy, is required for advisory approval of the compensation of our named executive officers as disclosed in this proxy statement. Broker non-votes will have no effect on the outcome of this proposal, and abstentions will have the same effect as a vote against the matter.
Although the vote on Proposal 2 is not binding on the Company, the Compensation Committee will take your vote on this proposal into consideration when evaluating the compensation of our named executive officers.
Proposal 3—Advisory Approval of Independent Registered Public Accounting Firm for 2021. The affirmative vote of holders of a majority of shares entitled to vote and present at the annual meeting, virtually via the internet or by proxy, is required for advisory approval of Baker Tilly as our independent registered public accounting firm for 2021. Broker non-votes will have no effect on the outcome of this proposal, and abstentions will have the same effect as a vote against the proposal.
Although the vote on Proposal 3 is not binding on the Company, the Audit Committee of the Board will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future.
Other Matters. If any other matter is properly submitted to the stockholders at the meeting, the required vote will depend on the matter. The Board does not propose to conduct any business at the meeting other than as stated above.
Who will count the votes and where can I find the voting results?
American Stock Transfer & Trust Company will tabulate the voting results. We intend to announce the preliminary voting results at the annual meeting and, in accordance with the rules of the Securities and Exchange Commission (the “SEC”), we intend to publish the final results in a current report on Form 8-K within four business days of the annual meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS
The Board currently consists of seven directors serving three-year staggered terms. The Board has re-nominated its two current Class II directors, Maria Rosa Costanzo, M.D. and Jon W. Salveson, for new three-year terms.
The two Class II directors to be elected at the annual meeting will hold office until the 2024 annual meeting of stockholders. Each director will serve until a successor is duly elected and qualified or until such director’s earlier death, resignation or removal. The remaining directors are three Class I directors, whose terms expire in 2023, and two Class III directors, whose terms expire in 2022.
Each nominee has consented to be listed in this proxy statement and agreed to serve as a director if elected by the stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies in the attached proxy card will vote for that substitute nominee. Alternatively, the Board may reduce the size of the Board.
The Board recommends that you vote FOR the election
of each of the Class II director nominees.

Board of Directors
The director and director nominees of the Company are as follows:
Name	Age	Title	Class – Term Ending
John L. Erb	72	Chairman of the Board; Director	Class III – 2022
Steve Brandt	65	Director	Class I - 2023
Maria Rosa Costanzo, MD	66	Director	Class II – 2021
Nestor Jaramillo, Jr.	63	President & Chief Executive Officer; Director	Class I - 2023
Jon W. Salveson	56	Director	Class II - 2021
Gregory D. Waller	71	Director	Class III - 2022
Warren S. Watson	68	Lead Independent Director	Class I – 2023

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board
The Nominating and Corporate Governance Committee of the Board is responsible for reviewing and assessing with the Board the appropriate skills, experience and background sought of Board members in the context of our business and the then-current membership on the Board. The Nominating and Corporate Governance Committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s annual self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the Company’s activities.
We believe our directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a group to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of our stockholders. Although specific qualifications for Board membership may vary from time to time, desired qualities include (i) the highest ethical character, integrity and shared values with the Company, (ii) relevant expertise upon which to be able to offer advice and guidance to management, (iii) sound business judgment and (iv) sufficient commitment and availability to effectively carry out a director’s duties. Listed below are additional key skills and experience that we consider important for our directors to have in light of our current business and structure. Thereafter, the biographies of the directors and nominees set forth their business experience during at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Nominating and Corporate Governance Committee’s conclusion that each director and nominee should continue to serve on the Board.
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Industry Experience. We are an early-stage medical device company focused on commercializing our Aquadex SmartFlow® system. Experience in the medical device industry is useful in understanding our business strategy, the regulatory environment we face within the United States and abroad and our primary competitors.

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Senior Leadership Experience. Directors who have served in senior leadership positions can provide experience and perspective in analyzing, shaping and overseeing the execution of important operational, organizational and policy issues at a senior level.

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Financial and Accounting Expertise. Knowledge of the financial markets, corporate finance, accounting regulations and accounting and financial reporting processes can assist our directors in understanding, advising and overseeing our capital structure, financing activities, financial reporting and internal control of such activities. The Company also strives to have at least one director who qualifies as a financial expert under SEC rules.

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Public Company Board Experience. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the chief executive officer and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, governance and compliance-related matters.

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Business Development and Mergers and Acquisitions Experience. Directors who have background in business development and in mergers and acquisitions transactions can provide insight into developing and implementing strategies for growing our business, which may include mergers and acquisitions. Useful experience in mergers and acquisitions includes an understanding of the importance of “fit” with the Company’s culture and strategy, the valuation of transactions and management’s plans for integration with existing operations.

Director Background and Qualifications
John L. Erb has served as a director of the Company since September 2012 and as chairman of our Board since October 2012. Previously, Mr. Erb served as president and chief executive officer from November 2015 to January 2021. He was executive chairman of the board (during 2007) and chief executive officer (from 2001 to 2006) of the previous owner of the Aquadex™ system, which was also known as CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure. Mr. Erb previously served as chief executive officer (from 2007 to 2020) of NuAx, Inc. (formerly Cardia Access, Inc.), a medical device company involved in developing new devices for the treatment of heart disease; president and chief executive officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents, from 1997 to 2001; and in various positions, including as vice president of worldwide operations at Schneider, a division of Pfizer, Inc., from 1991 to 1997. Mr. Erb’s prior board experience includes service as a director of SenoRx, Inc., (a Nasdaq listed company), from December 2001 to July 2010; service as a director of CryoCath Technologies Inc., (a publicly traded Canadian company), from October 2000 to December 2008; and service as director of Vascular Solutions, Inc., (a Nasdaq listed company) from 2002 to 2017, where he also served as chairman of the Board (from 2011 to 2017) and chairman of the compensation and nominating and corporate governance committees. Mr. Erb currently serves as chairman of the board of Osprey Medical, Inc., (listed on the Australian Securities Exchange), where he also serves as a member of the compensation and audit committees; serves as chairman of the board for IR Medtek, a private company developing oncology products; and as a director of Micromatrix. Mr. Erb also serves as a director and chief executive officer of NeuroMedic, Inc., a private company, since 2010 to the present. Mr. Erb received a B.A. in business administration, with a concentration in finance, from California State University, Fullerton.
With over 40 years of experience in the medical device industry, including 20 years of experience serving as chief executive officer of medical device companies, Mr. Erb brings to our Board valuable business, management and leadership experience, as well as a deep understanding of the challenges presented in growing a medical device company. In addition, his role on the boards of Osprey Medical, Vascular Solutions, SenoRx and CryoCath Technologies has provided him with other public company board experience. Having managed significant operations of a multi-national medical device company, Mr. Erb also contributes valuable private company operational experience.
Steve Brandt has served as a director of the Company since February 2017. Mr. Brandt is a senior executive with over 35 years of experience in the healthcare industry. Mr. Brandt was employed by Thoratec Corporation, a medical device company, from November 2004 to October 2015, serving as vice president global sales and marketing, vice president of global sales and vice president international sales. Prior to Thoratec, Mr. Brandt was vice president sales

& marketing for the previous owner of the Aquadex FlexFlow system, which was also known as CHF Solutions, Inc. from October 2002 to November 2004 and vice president global marketing, Cardiovascular Surgery Division for St. Jude Medical from November 2000 to October 2002. Mr. Brandt received a B.S. from Franklin Pierce College.
Mr. Brandt’s qualifications to serve on our Board include his extensive experience in the management of medical device companies.
Maria Rosa Costanzo, M.D. has served as a director of the Company since September 2019. Dr. Costanzo has served as the medical director, Heart Failure Research, at Advocate Heart Institute, and the medical director for Advanced Heart Failure at Edward Hospital Center in Illinois since 2002. From 1994 until 2001, Dr. Costanzo served as the medical director of the Heart Failure/Cardiac Transplant Program at Rush University Medical Center and was the John H. and Margaret V. Krehbiel Professor of Cardiology at the Rush Medical College. From 1988 to 1994, she served as medical director of the Loyola University Chicago Heart Failure and Cardiac Transplant Program. From 1995 until 2000, Dr. Costanzo was also the editor in chief of the Journal of Heart and Lung Transplantation. In 2002, she was appointed by the Secretary of Health and Human Services to a four-year term on the National Heart, Lung and Blood Institute Advisory Council. Since 2012, Dr. Costanzo has been a member of the American Board of Internal Medicine exam writing committee for the specialty of Advanced Heart Failure and Transplant Cardiology. Dr. Costanzo currently serves on the board of directors for the Heart Failure Society of America. In addition, she is a member of several medical societies and a fellow with the American College of Cardiology, American College of Physicians, American Heart Association, and the European Society of Cardiology, and a Gold Member of the Heart Failure Association of the European Society of Cardiology. She is also a member of the Ordine Dei Medici (The Italian National Medical Professional Association). Dr. Costanzo received her medical degree with honors from Facolta’ Di Medicina e Chirurgia dell’ Universita’ di Bologna in Bologna, Italy.
Dr. Costanzo’s qualifications to serve on our Board include her years of clinical medical experience in cardiac care, in particular heart failure, including her experiences leading multi-center clinical trials and serving as a board member and fellow on international medical societies.
Nestor Jaramillo, Jr. has served as our president and chief executive officer and as a member of our Board since January 2021. Previously, he served as our president and chief operating officer from July 2020 to January 2021 and our chief commercial officer from May 2019 to July 2020. From October 2017 to May 2019, Mr. Jaramillo served as president and chief executive officer of Innerspace Neuro Solutions, Inc., a commercial-stage medical technology company that developed, manufactured and distributed an intracranial pressure monitoring system. From May 2014 to September 2017, Mr. Jaramillo was managing director of healthcare investment banking at Craig-Hallum Capital, based in Minneapolis, Minnesota, and from March 2010 to April 2014, he was managing director of healthcare investment banking at Cherry Tree & Associates, based in Minneapolis, Minnesota. Mr. Jaramillo has also served in a variety of roles at Transoma Medical from 2007 to 2010, St. Jude Medical from 2006 to 2007, and at Medtronic plc from 1982 to 2006. In these roles, his responsibilities included leading sales and marketing teams both in the United States and internationally, where he spent five years in Europe. Mr. Jaramillo received an M.B.A. from the University of St. Thomas and a B.S. in Electrical Engineering from the University of North Dakota.
Mr. Jaramillo’s qualification to serve on our Board include his multiple years in leadership positions in the medical device industry, including his role as chief executive officer of Innerspace Neuro Solutions, Inc., and his multiple years in investment banking.
Jon W. Salveson has served as a director of the Company since March 2013. Mr. Salveson is vice chairman, investment banking and chairman of the healthcare investment banking group at Piper Jaffray Companies. He also serves on the board of CryoLife, Inc. a leading medical device company focused on cardiac and vascular surgery.
Mr. Salveson joined Piper Jaffray Companies in 1993 as an associate, was elected managing director in 1999, and was named group head of Piper Jaffray’s international healthcare investment banking group in 2001. Mr. Salveson was appointed global head of investment banking and a member of the executive committee of Piper Jaffray in 2004 and has served in his present position as vice chairman, investment banking since July 2010. Mr. Salveson started his career as a market manager at Bio-Metrics Systems (now part of Surmodics, Inc.), an innovator in medical device surface modification, where he gained experience working in cardiology and interventional medicine. Mr. Salveson received his undergraduate degree from St. Olaf College and an M.M.M. in finance from the Kellogg Graduate School of Management at Northwestern University.

Mr. Salveson’s qualifications to serve on our Board include his 20-plus years of experience in healthcare investment banking, advising clients on hundreds of merger and acquisition and financing transactions.
Gregory D. Waller has served as a director of the Company since August 2011. Mr. Waller also serves on the board of directors of Arcadia Bioscience, Inc., a publicly traded company (and as chairman of the audit committee and a member of the compensation committee). Until April 2015, Mr. Waller was chief financial officer of Ulthera Corporation, a privately held company that sells an ultrasound device used for non-invasive brow lifts, which was sold to Merz North America in July 2014. From March 2006 to April 2011, Mr. Waller was chief financial officer of Universal Building Products, Inc., a manufacturer of concrete construction accessories. Mr. Waller served as vice president of finance, chief financial officer, and treasurer of Sybron Dental Specialties, Inc., a manufacturer and marketer of consumable dental products, from August 1993 until his retirement in May 2005, and was formerly vice president and treasurer of Kerr, Ormco Corporation, and Metrex. Mr. Waller joined Ormco in December 1980 as vice president and controller and served as vice president of Kerr European Operations from July 1989 to August 1993. Mr. Waller received an M.B.A. with a concentration in accounting from California State University, Fullerton. His prior board service includes service as a director for the following companies: Alsius Corporation, a publicly traded company (chairman of the audit committee and a member of the compensation committee), from June 2007 until its acquisition by Zoll Medical Corporation in September 2009; Biolase Technology, Inc., a publicly traded company (chairman of the audit committee), from October 2009 to August 2010; Cardiogenesis Corporation, a publicly traded company (chairman of the audit committee), from April, 2007 until its acquisition by Cryolife, in May 2011; Clarient, Inc., a publicly traded company which was acquired by General Electric Company in December 2010 (chairman of the audit committee and a member of the compensation and corporate governance committees), from December 2006 to December 2010; Endologix Corporation, a publicly traded company (chairman of the audit committee and member of the nominating and governance committee), from November 2003 until its reorganization in October 2020 and SenoRx, a publicly traded company which was acquired by C.R. Bard, Inc. in July 2010 (chairman of the audit committee), from May 2006 to July 2010.
Mr. Waller’s qualifications to serve on our Board include his 48 years of financial and management experience, including his experiences as chief financial officer of Universal Building Products, Sybron Dental Specialties, and Ulthera Inc. as well as his familiarity with public company board functions from his service on the boards of other public companies.
As described above, Mr. Waller served as a director of Endologix Corporation from 2003 to 2020. Endologix Corporation filed a voluntary petition for bankruptcy on July 5, 2020. Except as described in the preceding sentence, no other event has occurred during the past 10 years requiring disclosure pursuant to Item 401(f) of Regulation S-K.
Warren S. Watson has served as a director of the Company since January 2013. Mr. Watson is an executive with over 40 years of experience in the field of medical devices. Since 2010, Mr. Watson has served on the board of directors for Gillette Children’s Specialty Healthcare including as chair of the board from 2015 to 2017. From 1982 to 2014, Mr. Watson served on the board of directors of Citizens Independent Bank of St. Louis Park, Minnesota, a community bank with four branches and $300 million in assets. From 2010 to 2012, he served as executive chairman of Cameron Health Inc., a medical technology company focused on subcutaneous implantable cardioverter and defibrillator devices. From 2004 to 2009, Mr. Watson served as a director for CardioMems, Inc., a start-up company focused on pulmonary artery pressure monitoring for patients with heart failure. From 2002 to 2009, Mr. Watson served as vice president of Cardiac Rhythm Management Research and Development, an organization leading over 1,800 professionals worldwide; he also served as chair of the Medtronic Corporate Research and Development Council during his tenure with that organization. From 2002 to 2007, Mr. Watson served as vice president and general manager of the San Jose-based CardioRhythm cardiac ablation business.
Mr. Watson’s qualifications to serve on our Board include his executive leadership in the field of medical devices, his 40 years of experience in the medical technology field, his successful development of multiple emerging therapies and his general business experience due to his board service for other medical technology companies such as Bardy Diagnostics since 2017, Mardil, Inc. from 2013 to 2016, Cardialen, Inc. since 2012, NuAx from 2011 to 2016 and Closys from 2013 to 2016.

Director Independence
Our Board believes that there should be at least a majority of independent directors on our Board. Our Board undertakes a review of director independence in accordance with Nasdaq listing rules at least once annually. The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, our Board is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. In particular, our Board considered that Mr. Brandt provided consulting services to the Company on an interim basis from February 2019 to May 2019. Our Board determined that Mr. Brandt continued to satisfy the objective independence tests and that his independence was not otherwise impaired under the subjective criteria because Mr. Brandt served as a consultant only on a short-term, interim basis for a period of four months and his total compensation was only $76,000 plus reimbursement of expenses.
Our Board has affirmatively determined, after considering all of the relevant facts and circumstances, that all of our directors are independent directors under the applicable rules of Nasdaq, except for Mr. Erb, our former chief executive officer and president, and Mr. Jaramillo, our current president and chief executive officer. Mr. Watson serves as our lead independent director. Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under Nasdaq rules. In addition, our Board has affirmatively determined that the members of the Audit Committee and Compensation Committee qualify as independent in accordance with the additional independence rules established by the SEC and Nasdaq.
BOARD MATTERS

The Board of Directors
General
Our Board has general oversight responsibility for our affairs and, in exercising its fiduciary duties, represents and acts on behalf of our stockholders. Although our Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides oversight and guidance to our management through periodic meetings and other communications. Our Board provides critical oversight in our strategic planning process, as well as other functions carried out through our Board’s committees as described below.
Board Leadership Structure
Mr. Erb serves as chairman of the Board, and Mr. Watson, a non-employee independent director, serves as lead independent director. Our lead independent director presides at executive sessions of our independent directors and Board meetings at which the chairman is not present; serves as liaison between the chairman and management as needed; reviews and approves Board meeting agendas, topics and schedules; communicates as appropriate with the chairman and management regarding matters discussed by the independent directors; and performs other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities.
Prior to January 2021, Mr. Erb also served as our chief executive officer and until June 2021 will serve in a part-time role as an employee of the Company. Our Board believes that the lead independent director role provides independence from management in the operation and governance of the Board.
Board Involvement in Risk Oversight
It is the responsibility of management to identify, assess and manage our exposure to risks. Our Board plays an important role in overseeing management’s performance of these duties as well as the processes and systems we use to identify, prioritize, manage and monitor our critical risks. To this end, our Board receives regular reports from members of management regarding risks associated with our operations and strategic plans. These reports typically take the form of discussions incorporated into presentations made to our Board at regular and special meetings where risks are identified in the context of the matter being discussed. Additionally, at least annually, our Board reviews a report presented by management regarding the material risks faced by us, our risk management processes and systems and the adequacy of our policies and procedures designed to respond to and mitigate these risks.
Our Board has generally retained the primary risk oversight function and has an active role in overseeing management of our material risks. The oversight of risk is also conducted at the committee level. The Audit Committee oversees the management of financial and internal control risks as well as risks associated with litigation and related party transactions. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee oversees the management of risks associated with the composition and independence of the Board, compliance with various regulatory and listing standards requirements and succession planning. While each committee is responsible for evaluating and overseeing the management of risks relevant to that particular committee, the full Board is regularly informed of the committees’ risk oversight activities through committee reports presented at meetings of the Board.
Employee, Officer and Director Hedging
Our Insider Trading Policy expressly prohibits hedging transactions involving our securities by our directors, executive officers and all other employees. We believe that hedging against losses in our securities breaks the alignment between our stockholders and our directors, officers and employees. Our Insider Trading Policy also prohibits direct and indirect short selling and derivative transactions involving our securities, other than the exercise of any options or warrants issued by us to our employees or directors. Meetings
Our Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The non-employee directors hold regularly scheduled executive sessions to meet without management present. These executive sessions generally occur around regularly scheduled meetings of the Board.
All directors are expected to attend all meetings of our Board and of the committees on which they serve, as well as the annual meeting of stockholders. Our Board met eight times during 2020. In 2020, each director attended at least 75% of the aggregate of all meetings of the Board and the committees of which he or she was a member. All directors then in office attended the 2020 annual meeting of stockholders.

Board Committees
Our Board has delegated various responsibilities and authority to our committees of the Board. Each committee has regularly scheduled meetings and reports on its activities to the full Board. Each committee operates under a written charter approved by our Board, which is reviewed annually by the respective committee and the Board and is available on our website, www.chfsolutions.com, under the “Investors – Corporate Governance” tab. Each committee may form, and delegate power and authority to, subcommittees of one or more of its members for any purpose that such committee deems appropriate. The table below sets forth the current membership for the three standing committees of the Board and the number of meetings held for each in 2020.
Director	Audit	Compensation	Nominating and Corporate Governance
Steve Brandt	X	X
Maria Rosa Costanzo, M.D.			X
John L. Erb
Jon W. Salveson		Chair
Gregory D. Waller	Chair		X
Warren S. Watson	X	X	Chair
Meetings	4	3	2

Audit Committee
The primary purpose of the Audit Committee is to act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes; the Company’s systems of internal control over financial reporting, including financial disclosure controls and procedures; audits of the Company’s consolidated financial statements; the quality and integrity of the Company’s consolidated financial statements and reports provided to the Company’s stockholders, the SEC and other persons; and the qualifications, independence and performance of the Company’s independent registered public accounting firm. To implement this purpose, the committee is charged with the following responsibilities, among others:
•
to evaluate the qualifications, performance and independence of our independent registered public accounting firm and to assess the permissibility of and pre-approve all audit and permissible audit-related and non-audit services to be provided by the independent registered public accounting firm;

•
to discuss with management and our independent registered public accounting firm any major issues as to the adequacy of our internal control over financial reporting, any actions to be taken in light of significant or material control deficiencies and the adequacy of our disclosures about changes in internal control over financial reporting;

•
to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal control over financial reporting or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•
to review the consolidated financial statements proposed to be included in our annual report on Form 10-K and recommend to the Board whether or not such consolidated financial statements should be so included;

•	to prepare the Audit Committee Report required by SEC rules to be included in our annual proxy statement; and
•	to review the Company’s disclosures in its periodic reports on Form 10-K and Form 10-Q to be filed with the SEC and approve the filing of each such report.
Our Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the committee. Our Board has further determined that Mr. Waller qualifies as an “audit committee financial expert” in accordance with SEC rules. The designation of an “audit committee financial expert” does not impose upon him any duties, obligations or liabilities that are greater than those which are generally imposed on him as a member of the committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the committee or the Board.
Compensation Committee
The primary purpose of the Compensation Committee is to act on behalf of the Board in fulfilling the Board’s responsibilities to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers. To implement this purpose, the Compensation Committee is charged with the following responsibilities, among others:
•
to recommend the compensation and other terms of employment of our chief executive officer to the Board for approval and to evaluate the chief executive officer’s performance in light of relevant individual and corporate performance goals and objectives;

•
to review and approve the individual and corporate performance goals and objectives of the Company’s other executive officers, and to determine and approve the compensation and other terms of employment of such executive officers, considering, among other things, the recommendations of our chief executive officer;

•	to review the compensation paid to non-employee directors for their service on the Board and its committees and recommend any appropriate changes to the Board for approval;
•
to recommend to the Board the adoption, amendment and termination of the Company’s equity compensation plans and to administer such plans and approve grants and awards as permitted or required under such plans; and

•	to evaluate risks associated with and potential consequences of our compensation policies and practices, as applicable to all of our employees.

Role of Compensation Consultant
During fiscal 2020, the Compensation Committee re-engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its external independent compensation consultant to conduct an assessment of executive officer compensation for fiscal 2020 and advise on employee equity compensation. In connection with such engagement, FW Cook evaluated our executive officers’ base salaries, incentive compensation and total compensation relative to a peer group consisting of 15 companies similar to ours based on industry, market capitalization and revenue.
The Compensation Committee concluded that the advice the Company received from FW Cook in 2020 did not raise any conflict of interest, considering the following six factors: (i) the provision of other services to the Company by the consultant; (ii) the amount of fees received from us by the consultant, as a percentage of the total revenue of such consultant; (iii) the policies and procedures of the consultant that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the consultant with a member of the Compensation Committee; (v) any stock of the Company owned by the consultant; and (vi) any business or personal relationship of the consultant with an executive officer of our company.
See “Director Compensation” and “Executive Compensation—Narrative Discussion of Summary Compensation Table for 2020” below for additional information regarding our processes and procedures for consideration and determination of director and executive officer compensation.
Nominating and Corporate Governance Committee
The primary purpose of the Nominating and Corporate Governance Committee is to review the composition and performance of the Board and its committees and to oversee all aspects of our corporate governance functions. To implement this purpose, the committee is charged with the following responsibilities, among others:
•	to identify, review and evaluate candidates to serve on the Board, to review and evaluate incumbent directors, and to recommend to the Board nominees for election to the Board;
•	to monitor the size of the Board;
•	to review, discuss and assess, on an annual basis, the performance of management and the Board, including its committees;
•
to recommend to the Board, on an annual basis, the chairmanship and membership of each committee, considering the interests, independence and experience of individual directors and the independence and experience requirements of the SEC and Nasdaq; and

•
to exercise general oversight over corporate governance policy matters of the Company, including developing, reviewing and assessing the Corporate Governance Guidelines and recommending appropriate changes to the Board for consideration.

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board, from time to time, regarding the appropriate skills and characteristics required of members of our Board in the context of the current make-up of the Board, the operations of the Company and the long-term interests of stockholders. The committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes directors with diverse backgrounds, qualifications, skills and experience relevant to our business.
In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee will generally re-nominate incumbent directors who continue to satisfy the committee’s criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board.
If a vacancy on the Board occurs or the Board increases in size, the Nominating and Corporate Governance Committee will actively seek individuals that satisfy the committee’s criteria for membership on the Board and the committee may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management. In 2020, the Nominating and Corporate Governance Committee did not employ a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates.
The Nominating and Corporate Governance Committee will consider recommendations of director nominees by stockholders so long as such recommendations are sent on a timely basis and are otherwise in accordance with our Amended and Restated Bylaws and applicable law. See “Additional Matters—Requirements for Submission of

Stockholder Proposals and Nominations for 2022 Annual Meeting” for additional information. The Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. We did not receive any nominations of directors by stockholders for the 2021 annual meeting.

Corporate Governance
The Board and management are committed to responsible corporate governance to ensure that the Company is managed for the benefit of its stockholders. To that end, the Board and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices and, when required, make changes to such policies and practices as are mandated by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, other SEC rules and regulations and the listing standards of Nasdaq.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which are posted on our website at https://ir.chf-solutions.com/static-files/a0139d5f-0360-4ea4-854a-caeb813c3122. These guidelines address, among other things: Board composition and selection, including Board size, director independence and Board membership criteria, as well as Board meetings, committees, access to management and use of outside advisors.
Annual Performance Evaluations. Our Corporate Governance Guidelines contemplate, and the Nominating and Corporate Governance Committee Charter requires, that the Committee annually review, discuss and assess the performance of the Board and its committees. These reviews focus on the Board and its committees as a whole, and not individual directors, unless circumstances otherwise warrant. The Board also reviews the Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its committees.
Succession Planning. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee should develop and periodically review with the chief executive officer the succession plans for our executive officers and make recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions. This succession planning process is designed to assist the Board in understanding our readiness and the related transition risks for a crisis as well as a planned transition, and to oversee the development of strong leadership quality.
Code of Conduct
The Board has adopted a Code of Conduct, which sets out basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality. The Code of Conduct is posted on our website at https://ir.chf-solutions.com/static-files/3bf4af3e-d574-4843-84cd-aa7d3d7a1880. Any amendments to the Code of Conduct, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website under the “Investors – Corporate Governance” tab.
Committee Charters
See “–Committees of the Board” for a description of the Board’s delegation of authority and responsibilities to the three standing committees. All of the charters of our three standing committees are available on our website at https://ir.chf-solutions.com/corporate-governance.

Director Compensation
Our non-employee directors receive a mix of cash and share-based compensation. The compensation mix is intended to encourage non-employee directors to continue Board service, further align the interests of the Board and stockholders and attract new non-employee directors with outstanding qualifications. Directors who are our employees or officers do not receive any additional compensation for service on the Board.
2020 Director Compensation Table
The table below sets forth the compensation of each non-employee director in 2020.
As a named executive officers of the Company, compensation paid to Mr. Erb and Mr. Jaramillo for the 2019 and 2020 fiscal years is fully reflected under “Named Executive Officer Compensation Tables—Summary Compensation Table for 2020”.
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Steve Brandt	49,000	5,683	54,683
Maria Rosa Costanzo, M.D.	47,000	—(2)	47,000
Jon W. Salveson	50,000	5,683	55,683
Gregory D. Waller	57,000	5,683	62,683
Warren S. Watson	67,000	5,683	72,683
Total	270,000	22,732(3)	292,732
(1)
This amount reflects stock options granted under the 2013 Non-Employee Directors’ Equity Incentive Plan (the “2013 Directors’ Plan”) on May 20, 2020. The amounts reported represent the grant date fair value of the stock options. Valuation assumptions used in determining the grant date fair value are included in Note 7 to the consolidated financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K for the year ended December 31, 2020. The grant date fair value of the stock options granted on May 20, 2020 to all directors was approximately $2.92 per share.

(2)	Dr. Costanzo elected not to receive any equity compensation for her role as a director.
(3)
As of December 31, 2020, each non-employee director had the following number of shares underlying outstanding options (both vested and unvested): Mr. Brandt 792; Dr. Costanzo 0; Mr. Salveson 824; Mr. Waller 839, and Mr. Watson 824.

Our Non-Employee Director Compensation Policy, which was adopted in May 2019, provides for annual cash and equity compensation. Each director receives annual cash compensation of $45,000 and the lead independent director receives an additional $10,000 per year. Directors also receive annual cash compensation for service on committees. For the Audit Committee, the chair receives $10,000 per year and each other member receives $5,000 per year. For the Compensation and the Nominating and Corporate Governance Committees, the chair receives $5,000 per year and each other member receives $2,000 per year. Cash compensation is paid in four quarterly installments following completion of the applicable quarter.
In addition to cash compensation, each director receives an annual stock option award of the number of shares equal to 0.15% of the fully-diluted shares of the Company, granted on the date of the annual meeting of stockholders with 1/12th of the shares underlying the awards vesting monthly so that all of the underlying shares are vested on the one-year anniversary of the grant date. We do not provide any perquisites to directors.

Stockholder Communication with the Board
Any stockholder wishing to communicate with a particular director, with all or certain of the non-employee or independent directors, or with the entire Board should direct the communication to Secretary, CHF Solutions, Inc., 12988 Valley View Road, Eden Prairie, Minnesota 55344. If a stockholder does not wish to have our Secretary screen the communication, the stockholder should indicate that the material sent by the stockholder should be delivered unopened to the person or persons to whom it is addressed.

EXECUTIVE OFFICERS
The executive officers of the Company serve at the pleasure of the Board. The executive officers of the Company are as follows:
Name	Age	Position
John L. Erb	72	Chairman of the Board
Claudia Drayton	53	Chief Financial Officer
Nestor Jaramillo, Jr.	63	President and Chief Executive Officer
See “Proposal 1 – Election of Directors – Director Background and Qualifications” for biographical and other information regarding Mr. Erb, the chairman of the Board, and Mr. Jaramillo, the Company’s current president and chief executive officer.
Claudia Drayton has served as our chief financial officer since January 2015. Prior to joining the Company, Ms. Drayton spent 15 years at Medtronic plc, a $30 billion global leader in the medical device industry. During her tenure at Medtronic, Ms. Drayton held multiple senior managerial finance positions, culminating with an assignment in Europe serving as chief financial officer of the peripheral vascular business from 2010 to 2012 and, most recently, as chief financial person and senior finance director of the integrated health solutions business from 2012 to 2014. In these capacities, her responsibilities and experiences included profitability management, strategic planning, mergers and acquisitions, planning and forecasting, and implementation of financial best practices. Before joining Medtronic, Ms. Drayton was an audit and business advisory manager at Arthur Andersen for seven years. Ms. Drayton received an M.B.A. from the University of Minnesota’s Carlson School of Management and a B.S. from the University of Mary Hardin-Baylor and is a Certified Public Accountant (inactive).
NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table
The following table sets forth certain information, for the years ended December 31, 2020 and 2019, regarding compensation of our named executive officers.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total ($)
John L. Erb Chairman of the Board(2)	2020	453,392	—	—	202,592	8,844	664,827
	2019	436,965	—	—	131,127	11,666	579,758
Nestor Jaramillo, Jr. President & Chief Executive Officer(3)	2020	343,251	—	—	126,960	10,930	481,141
	2019	208,651	—	254,177(4)	57,369	6,558	526,719
Claudia Drayton Chief Financial Officer	2020	308,253	—	—	111,725	13,053	433,031
	2019	291,747	—	—	81,689	18,986	392,422
(1)
For each named executive officer, amounts include employer matching contributions made on the officer’s behalf to the Company’s 401(k) Plan, contributions to the officer’s health savings account and Company payments for life insurance premiums. In addition, the amounts for Mr. Erb and Ms. Drayton include a one-time payment equal to 50% of such officer’s accrued paid-time-off that exceeded the amount that is permitted to carry over from one fiscal year to the next fiscal year due to a change in the Company’s paid-time-off policy effective January 1, 2019.

(2)
Mr. Erb retired as President and Chief Executive Officer, effective January 16, 2021. He will continue to serve as a director and Chairman of the Board and, until June 2021, will be employed by the Company on a part-time basis.

(3)	Mr. Jaramillo commenced employment with the Company effective May 7, 2019 and was promoted to President and Chief Executive Officer effective January 16, 2021.
(4)
Reflects a stock option granted under the Company’s New-Hire Equity Incentive Plan, as amended (the “New-Hire Plan”), in connection with such officer’s hiring, based on $102.60, the closing price of per share of our common stock on the date of grant.

Narrative Discussion of Summary Compensation Table for 2020
Employment Agreements and Other Arrangements. Mr. Erb and Mr. Jaramillo each have written employment agreements. We signed an offer letter with Ms. Drayton upon the commencement of her employment with us. All of the named executive officers have change in control agreements, which entitle them to payments from the Company upon the happening of specified termination events. See “— Potential Payments Upon Termination or Change in Control” for descriptions of these agreements.
Base Salaries. The initial annual base salaries of our executive officers are negotiated in connection with their hiring. The Compensation Committee reviews the base salaries of the executive officers on an annual basis and generally grants salary increases following such reviews.
As discussed above under “Board Matters—Board Committees—Compensation Committee” and “—Role of Compensation Consultant,” the Compensation Committee re-engaged FW Cook in 2020 to conduct a review of our executive compensation program. Based on the advice and information from FW Cook and taking into account information from publicly available industry surveys, the Compensation Committee approved base salary increases ranging from 2% to 4% for our officers and, specifically, a 3% increase for Mr. Erb, a 3.5% increase for Ms. Drayton and a 3% increase for Mr. Jaramillo, each effective January 1, 2020.
Equity Compensation. Other than options to purchase the Company’s common stock granted to employees uponcommencement of employment with the Company, we did not grant equity compensation to employees of the Company in 2019 or 2020. In connection with commencement of his employment, the Company granted Mr. Jaramillo an option to purchase 2.816 shares of the Company’s common stock at an exercise price of $102.60 with vesting as follows: 25% of the shares vest on the one-year anniversary of the grant date and the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date.
Nonequity Incentive Plan Compensation. In 2020 the target bonus as a percentage of annual base salary for Mr. Erb was 50%, for Ms. Drayton, the target bonus was 40% and, Mr. Jaramillo, the target bonus was 40%. In connection with his promotion to president and chief executive officer in January 2021, Mr. Jaramillo’s target bonus was increased to 55% of his base salary.
The earned bonus was based on the achievement of corporate performance objectives established and weighted by the Compensation Committee, in consultation with our chief executive officer, and primarily related to our annual revenue, the management of cash to achieve our business objectives, and regulatory and commercial launch milestones for the Aquadex SmartFlow® system. The Compensation Committee assessed our achievement of the corporate objectives at 2020 year end and calculated a total weighted average performance to corporate objectives of 90%. While Mr. Erb’s bonus was based solely on the achievement of corporate objectives, the bonuses of Ms. Drayton and Mr. Jaramillo were also based on the achievement of individual personal objectives, which accounted for 25% of their overall bonus. Because his employment with the Company commenced in May 2019, Mr. Jaramillo’s bonus was pro-rated for his time with the Company in 2019.
The following table sets forth target and earned non-equity incentive plan compensation for 2019 and 2020.
	2019			2020
	Target		Earned	Target		Earned
Name	% of Base Salary	$	$	% of Base Salary	$	$
John L. Erb(1)	50	218,482	131,127	50	226,696	202,592
Nestor Jaramillo, Jr.(2)	40	83,446	58,412	40	137,300	126,960
Claudia Drayton	40	116,699	81,986	40	123,301	111,725
(1)	Retired as President and Chief Executive Officer, effective January 16, 2021.
(2)
Amounts for 2019 reflect that such officer commenced employment with the Company effective May 7, 2019. Served as chief commercial officer from May 2019 until June 2020, and chief operating officer and president from June 2020 until January 2021.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information concerning equity awards held by our named executive officers that were outstanding as of December 31, 2020. There were no stock awards in 2020.
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John L. Erb	2(1)	—	234,360.00	03/16/2026
	1,145(2)	426(2)	1,491.00	01/17/2028
Nestor Jaramillo, Jr.	1,114(3)	1,702(3)	102.60	05/22/2029
Claudia Drayton	343(2)	127(2)	1,470.00	01/03/2028
(1)
Consists of stock options granted under the Company’s Second Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”). The underlying shares generally vest as follows: 25% of the shares vest on the one-year anniversary of the grant date; the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date.

(2)
Consists of stock options granted under the Company’s 2017 Equity Incentive Plan (the “2017 Plan”). The underlying shares generally vest as follows: 25% of the shares vest on the one-year anniversary of the grant date; the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date.

(3)
Consists of stock options granted under the New-Hire Plan. The underlying shares generally vest as follows: 25% of the shares vest on the one-year anniversary of the grant date; the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date.

Potential Payments Upon Termination or Change in Control
Equity Compensation Plans
Equity awards have been issued to the named executive officers under the 2017 Plan, 2011 Plan and the New-Hire Plan. A termination or change in control may affect the vesting and/or exercisability of awards issued under the equity compensation plans, as further discussed below.
Stock Options. Generally, if a participant’s continuous service terminates:
•
other than for cause or upon the participant’s death or disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date three months following the termination or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.

•
upon the participant’s disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date 12 months following the termination or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.

•
as a result of the participant’s death, or if the participant dies within the period during which the option may be exercised after the termination of the participant’s continuous service for a reason other than death, the option may be exercised (to the extent the option was vested as of the date of death) by the participant’s estate within the period ending on the earlier of (i) the date 18 months following the date of death or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.

•	for cause, the option will terminate upon the date of termination, and the participant will be prohibited from exercising his or her option from and after such time.
Acceleration of Vesting. Under the 2017 Plan, the 2011 Plan and the New-Hire Plan, the Board or the Compensation Committee may accelerate the exercisability or vesting of an award at any time, including immediately prior to a participant’s termination or change of control.

Change in Control Agreements
We have entered into change in control agreements with the named executive officers that require us to provide compensation to the officer in the event of a change in control. Each agreement has a term that runs from its effective date through the later of: (i) the five-year anniversary of the effective date, subject to automatic extension for successive two-year periods until notice of non-renewal is given by either party at least 60 days prior to the end of the then-effective term; or (ii) if a change in control occurs on or prior to the end of the then-effective term, then the one-year anniversary of the effective date of such change in control.
The change in control agreements provide that, if: (x) a change in control occurs during the term of the officer’s agreement; and (y) the officer’s employment terminates anytime during the one-year period after the effective date of the change in control; and (z) such termination is involuntary at the Company’s initiative without cause or is due to the officer’s voluntary resignation for good reason, then the Company will: (i) pay in a lump sum the officer’s salary for 12 months and any other earned but unpaid compensation; (ii) pay in a lump sum an amount equal to the incentive bonus payment received by the officer for the fiscal year immediately preceding the fiscal year in which the termination occurs; and (iii) provide healthcare benefits to the officer and the officer’s family until the earlier of (A) the date 12 months after the officer’s termination and (B) the date the officer is, and/or the officer’s covered dependents are, eligible to receive group medical and/or dental insurance coverage by a subsequent employer.
We are also obligated to make the foregoing payments and to provide the foregoing healthcare benefits in the event (i) the officer’s employment terminates (A) due to a voluntary resignation for good reason or (B) due to an involuntary termination by the Company without cause, and (ii) a change in control occurs within 90 days after the termination date and during the term of the agreement.
In addition to the payments described above, each change in control agreement provides that if a change in control occurs while the officer is actively employed by the Company and during the term of the agreement, such change in control will cause the immediate acceleration of the vesting of 100% of any unvested portion of any stock option awards held by the officer on the effective date of such change in control.
We are not obligated to make the payments described above unless: (i) the officer signs a full release of any and all claims in favor of the Company; (ii) all applicable consideration periods and rescission periods have expired; and (iii) as of the dates we provide any payments to the named executive officer, the officer is in strict compliance with the terms of the applicable change in control agreement and any proprietary information agreement the officer has entered into with the Company.
Employment Agreement – Mr. Jaramillo
On January 16, 2021, we entered into an executive employment agreement with Mr. Jaramillo regarding his employment as our president and chief executive officer. The employment agreement replaced the offer letter with Jaramillo, dated April 12, 2019.
The employment agreement has an initial term (the “Initial Term”) of 12 months beginning on January 16, 2021 and automatically renews for an additional 12-month period at the end of the Initial Term and each anniversary thereafter provided that at least 90 days prior to the expiration of the Initial Term or any renewal term the Board does not notify Mr. Jaramillo of its intention not to renew the agreement.
The agreement entitles Mr. Jaramillo to, among other benefits, the following compensation:
•	An annual base salary of $385,000.00, reviewed at least annually;
•
An opportunity for Mr. Jaramillo to receive an annual performance bonus in an amount of up to fifty-five percent (55%) of Mr. Jaramillo’s annual base salary for such fiscal year based upon achievement of certain performance goals to be established by the Board;

•	An opportunity to receive equity awards as determined by the Compensation Committee of the Board based on Mr. Jaramillo’s performance;
•
Prior to January 31, 2022, an opportunity to receive a stock option to purchase a number of shares of the Company’s common stock equal to 2.4% of the outstanding shares of common stock and preferred stock calculated on an as-converted basis to shares of the Company’s common stock basis, following approval of the Board;

•
Participation in welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company;

•	Prompt reimbursement for all reasonable expenses incurred by Mr. Jaramillo in accordance with the plans, practices, policies and programs of the Company; and
•	Twenty-two days paid time off (PTO), to accrue and to be used in accordance with the Company’s policies and practices in effect from time to time, as well as all recognized Company holidays.
In connection with the equity grant contemplated by the agreement, Mr. Jaramillo received an option to purchase 12,750 shares of our common stock at an exercise price of $9.50 per share effective January 22, 2021.
The agreement also includes a “claw-back” provision providing for the recoupment of unearned incentive compensation if the Board, or an appropriate committee thereof, determines that Mr. Erb engaged in any fraud, negligence, or intentional misconduct that caused or significantly contributed to the Company having to restate all or a portion of its financial statements, or if we are required to seek reimbursement by applicable laws or regulations.
Upon termination of Mr. Jaramillo’s employment, Mr. Jaramillo may be entitled to certain payments and benefits, depending on the reason for his termination. In the event Mr. Jaramillo resigns his employment without good reason, the Company terminates Mr. Jaramillo’s employment for cause, or Mr. Jaramillo’s employment terminates as a result of his death or disability, Mr. Jaramillo is entitled to receive the Unconditional Entitlements, but not the Conditional Benefits (each as defined below). In the event Mr. Jaramillo resigns with good reason or the Company terminates Mr. Jaramillo’s employment for a reason other than cause, Mr. Jaramillo is entitled to receive the Unconditional Entitlements, as well as the Conditional Benefits, provided that Mr. Jaramillo signs and delivers to the Company, and does not revoke, a general release of claims in favor of the Company and certain related parties.
The “Unconditional Entitlements” include the following: (i) any annual base salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends; (ii) in the event Mr. Jaramillo’s employment terminates after the end of a fiscal year but before payment of the annual bonus payable for his services rendered in that fiscal year, the annual bonus that would have been payable to Mr. Jaramillo for such completed fiscal year, provided that such termination is not due to the Company’s termination of Mr. Jaramillo for cause or Mr. Jaramillo’s resignation without good reason; and (iii) certain other benefits contemplated by the agreement.
The “Conditional Benefits” include the following: (i) a lump sum amount equal to one times Mr. Jaramillo’s annual base salary as of the termination date; (ii) continued medical coverage for 12 months following the termination date; (iii) continued vesting of equity awards for 12 months following the termination date; and (iv) a pro-rata annual bonus for the year in which the termination date occurs, determined on the basis of an assumed full-year target bonus and the number of days in the applicable fiscal year occurring on or before the termination date.
Employment Agreement – Mr. Erb
On January 16, 2021, we entered into an executive employment agreement with Mr. Erb regarding his part-time employment as our chairman of the board. The employment agreement replaced Mr. Erb’s prior employment agreement. The agreement has a term of six months beginning on January 16, 2021 (the “Employment Period”) and may be extended by mutual agreement of the Company and Mr. Erb. Under the agreement, Mr. Erb will serve for twenty (20) hours per week.
The agreement entitles Mr. Erb to, among other benefits, the following compensation:
•	A base salary of $225,000, on an annualized basis, for the Employment Period;
•
An opportunity for Mr. Erb to receive an annual performance bonus in an amount of up to $56,250 based on performance in the following areas: relationships with capital markets, relationships with medical societies, transition to Mr. Jaramillo and such other areas a determined by the Board;

•	An opportunity to receive equity awards as determined by the Compensation Committee based on Mr. Erb’s performance;

•
Participation in welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company and to the extent that Mr. Erb is eligible to participate in accordance with its terms;

•
Cost of continuation coverage under the Company’s group health plans for a period not to exceed twelve (12) months, if Mr. Erb becomes eligible for, and properly and timely elects, during the Employment Period continuation coverage under Section 4980B of the Internal Revenue Code of 1986;

•	Prompt reimbursement for all reasonable expenses incurred by Mr. Erb in accordance with the plans, practices, policies and programs of the Company; and
•
Eleven (11) days paid time off (PTO), on an annualized basis, to accrue and to be used in accordance with the Company’s policies and practices in effect from time to time, as well as all recognized Company holidays.

In connection with the equity grant contemplated by the agreement, Mr. Erb received an option to purchase 33,125 shares of our common stock at an exercise price of $9.50 per share effective January 22, 2021. 50% of the shares will vest on January 22, 2022 and the remaining shares will vest in 12 equal consecutive monthly increments, so that all of the shares will be fully vested on the second-year anniversary of the date of grant.
Mr. Erb’s employment may be terminated by the Company for the following reasons: (i) upon Mr. Erb’s death or disability (as defined in his employment agreement) or (ii) for any reason or no reason. Mr. Erb may terminate the Employment Period for any reason upon forty-five (45) days’ prior notice. In the event of termination of the Employment Period, Mr. Erb, or his beneficiaries or legal representatives, shall be provided any annual base salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period was terminated.
Offer Letter – Ms. Drayton
On December 9, 2014, we entered into an offer letter with Ms. Drayton regarding her employment as our chief financial officer effective January 5, 2015. Ms. Drayton was offered an annualized salary of $240,000, paid in monthly installments in accordance with the Company’s payroll procedures. Ms. Drayton was also made eligible for a bonus of up to 25% of her base salary. The Company also agreed to discuss a performance bonus based upon mutually agreed objectives upon commencement of her employment. Ms. Drayton also received a grant of stock options as a result of her employment and was made eligible to participate in the employee stock option program, and benefit programs generally made available to employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our common stock as of March 31, 2021 by (i) each of the directors and named executive officers, (ii) all of the directors and executive officers as a group, and (iii) to our knowledge, beneficial owners of more than 5% of our common stock. As of March 31, 2021, there were 6,531,942 shares of our common stock outstanding. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.
Name of Beneficial Owner	Number of Shares	Right to Acquire(1)	Total	Aggregate Percent of Class(2)
John L. Erb(3)	385	20,209(3)	20,594	*
Steve Brandt	—	792	792	*
Maria Rosa Costanzo	—	—	—	—
Jon W. Salveson	—	824	824	*
Gregory D. Waller	—	839	839	*
Warren S. Watson	—	824	824	*
Claudia Drayton	—	392	392	*
Nestor Jaramillo, Jr.	—	1,407	1,407	*
All directors and executive officers as a group (8 persons)	385	25,287	25,672	*
Bigger Capital Fund, L.P.(4) 2250 Red Springs Drive Las Vegas, NV 89135	515,000	69,327	584,327	7.9
Empery Asset Management, LP(5) 1 Rockefeller Plaza, Suite 1205 New York, NY 10020	370,000	479,333	849,333	5.7
*	Less than one percent.
(1)
Except as otherwise described below, amounts reflect the number of shares that such holder could acquire through (i) the exercise of outstanding stock options, (ii) the exercise of outstanding warrants to purchase common stock, and (iii) the conversion of outstanding Series F Preferred Stock, in each case within 60 days after March 31, 2021.

(2)	Based on 6,531,942 shares outstanding as of March 31, 2021.
(3)
Consists of (i) 1,309 shares issuable upon the exercise of outstanding stock options, (ii) 700 shares issuable upon the exercise of outstanding warrants to purchase common stock and (iv) 18,200 shares issuable upon conversion of outstanding shares of Series F Convertible Preferred Stock (assuming all 100 shares of Series F Convertible Preferred Stock held by Mr. Erb are converted at once and rounded up to the nearest whole share).

(4)
Based on the Schedule 13G filed by Bigger Capital Fund, LP, Bigger Capital Fund GP, LLC, District 2 Capital Fund LP, District 2 Capital LP, District 2 GP LLC, District 2 Holdings LLC and Michael Bigger with the SEC on March 23, 2021. Consists of (i) 375,000 shares of common stock beneficially owned by Bigger Capital Fund, LP, (ii) 125,000 shares of common stock beneficially owned by District 2 Capital Funhd LP, and (iii) 15,000 shares of common stock beneficially owned by Mr. Bigger. The number of shares under “Right to Acquire” consists of (i) 65,994 shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock beneficially owned by Bigger Capital Fund, LP and (ii) 3,333 shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock beneficially owned by District 2 Capital Fund LP. Bigger Capital Fund GP, LLC is the general partner of, and may be deemed to beneficially own the securities owned by, Bigger Capital Fund, LP. Each of (i) District 2 Capital LP, as the investment manager of District 2 Capital Fund LP, (ii) District 2 GP LLC, as the general partner of District 2 Capital Fund LP, and (iii) District 2 Holdings LLC, as the managing member of District 2 GP LLC, may be deemed to beneficially own securities owned by District 2 Capital Fund LP. Mr. Bigger is the managing member of Bigger Capital Fund GP, LLC and is the managing member of District 2 Holdings LLC and may be deemed to beneficially own the securities held by Bigger Capital Fund, LP and District 2 Capital Fund LP. The percentage reported constitutes the percentage ownership of the outstanding common stock held by the reporting persons without reflecting for the exercise of the warrants. Pursuant to the terms of the warrants, the reporting persons may not exercise the warrants to the extent such exercise would cause the reporting persons to beneficially own a number of shares of common stock that would exceed 4.99% of our then outstanding common stock following such exercise. The principal business office address for each of Bigger Capital Fund, LP, Bigger Capital Fund GP, LLC, and Michael Bigger is 2250 Red Springs Drive, Las Vegas, NV 89135, and the principal business office address for each of District 2 Capital Fund LP, District 2 Capital LP, District 2 GP LLC, and District 2 Holdings LLC is 175 W Carver Street, Huntington, NY 11743. Bigger Capital Fund, LP and Bigger Capital Fund GP, LLC report shared voting and investment powers over 375,000 shares of common stock and 65,994 shares issuable upon the exercise of outstanding warrants to purchase common stock; District 2 Capital Fund LP, District 2 Capital LP, District 2 GP LLC, and District 2 Holdings LLC report shared voting and investment powers over 125,000 shares of common stock and 3,333 shares issuable upon the exercise of outstanding warrants to purchase common stock; and Mr. Bigger reports shared voting and investment powers over 500,000 shares of common stock and 69,327 shares issuable upon the exercise of outstanding warrants to purchase common stock. Each of District 2 Capital LP, District 2 GP LLC, District 2 Holdings LLC and Mr. Bigger disclaims beneficial ownership of the shares of Common Stock beneficially owned by District 2 Capital Fund LP.

(5)
Based on the Schedule 13G filed by Empery Asset Management, LP, Ryan M. Lane and Martin D. Hoe on March 24, 2021. Empery Asset Management, LP (the “Investment Manager) is the investment manager of, and may be deemed to beneficially own securities owned by the funds to which it serves as Investment Manager (the “Empery Funds”). Each of Mr. Lane and Mr. Hoe is a managing member of Empery AM GP, the general partner of the Investment Manager, and may be deemed to be the beneficial owner of the securities owned by the Empery Funds. The number of shares under “Right to Acquire” consists of (i) 370,000 shares of common stock and (ii) 479,333 shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock. Each of the reporting persons shares voting and investment power over the shares. The percentage in this table reflects that the reporting persons may not exercise the warrants to the extent such exercise would cause the reporting persons to beneficially own a number of shares of common stock that would exceed 4.99% of our then outstanding common stock following such exercise.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
We give careful attention to related person transactions because they may present the potential for conflicts of interest. Under SEC rules, a related person transaction is any transaction or series of transactions in which: the Company or a subsidiary is a participant; the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years; and a related person has a direct or indirect material interest. A “related person” is a director, executive officer, nominee for director or a more than 5% stockholder, and any immediate family member of the foregoing.
To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. We maintain a written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by the Company. The Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interests of the Company and its stockholders.
In January 2019, we entered into a consulting agreement with Steven Brandt, one of our non-employee directors, pursuant to which Mr. Brandt provided services, on an interim basis, until May 31, 2019, to support our commercial strategy under the direction of our chief executive officer. Mr. Brandt was paid a fee of $19,000 per month, for a total of $76,000 for his services. Mr. Brandt also received $2,453 for reimbursement of expenses.

REPORT OF THE AUDIT COMMITTEE
The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal control over financial reporting, and the independent audit of our consolidated financial statements. The consolidated financial statements of the Company for the year ended December 31, 2020 were audited by Baker Tilly, the Company’s independent registered public accounting firm.
As part of its activities, the Audit Committee has:
•	reviewed and discussed the Company’s audited consolidated financial statements with management and the independent registered public accounting firm;
•
discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC;

•	assessed the permissibility of, and pre-approved, all audit, audit-related and non-audit services provided by the independent registered public accounting firm; and
•
received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Management is responsible for the Company’s system of internal controls and financial reporting processes. Baker Tilly is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the PCAOB and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. We are a “smaller reporting company” and exempt from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act. As a result, Baker Tilly does not issue a report on the Company’s internal control over financial reporting.
Based on the foregoing review and discussions and a review of the report of Baker Tilly with respect to the consolidated financial statements, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.
Audit Committee of the Board of Directors of CHF Solutions, Inc.
Gregory D. Waller, Chairman
Steve Brandt
Warren S. Watson

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures
The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for the Company by its independent registered public accounting firm. In accordance with this policy, the Audit Committee’s practice is to assess the permissibility of and pre-approve all audit, audit-related and non-audit services to be provided by the independent registered public accounting firm during the year. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permissible audit-related and non-audit services. Any pre-approvals granted pursuant to delegated authority must be reported to the committee at its next regular meeting. The Audit Committee’s pre-approval policy is in the Audit Committee Charter, which is available on our website at http://ir.chf-solutions.com/corporate-governance.
The Audit Committee has determined that the provision of the non-audit services described in the table below was compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence.

Independent Registered Public Accounting Firm Fees
Baker Tilly served as our independent registered public accounting firm for the years ended December 31, 2020 and December 31, 2019. The following table sets forth the fees we incurred for audit and other services provided by Baker Tilly in 2020 and 2019. All of such services described below were pre-approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.
	2020($)	2019($)
Audit Fees(1)	195,073	182,082
Audit-Related Fees(2)	82,000	125,700
Tax Fees(3)(4)	45,089	27,112
All Other Fees	—	—
Total	322,162	334,895
(1)
Audit fees in 2020 and 2019 consisted of fees relating to the audit of the Company’s annual consolidated financial statements included in our Annual Report on Form 10-K, the review of interim condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, the review of the Company’s registration statements and the completion of comfort letter procedures associated with the Company’s securities offerings.

(2)
Audit-related fees in 2020 and 2019 consisted of fees relating to the review of the Company’s registration statements and the completion of comfort letter procedures associated with the Company’s securities offerings.

(3)	Tax fees in 2020 and 2019 consisted of fees for tax compliance, tax advice and tax planning services. Such fees primarily related to federal and state tax compliance and planning.
(4)	Includes fees in the amount of $15,614and $9,037 that were paid in 2020 and 2019, respectively, to affiliates of Baker Tilly for tax services outside of the U.S.

PROPOSAL 2 – ADVISORY APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
As required pursuant to Section 14A of the Exchange Act, we are providing stockholders with an advisory (nonbinding) vote on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. In a non-binding advisory vote on the frequency of advisory votes on executive compensation held at our 2018 annual meeting of stockholders, stockholders voted in favor of holding such votes every three years. In light of this result and other factors considered by the Board, the Board determined that the Company would hold advisory votes on executive compensation every three years until the next required advisory vote on the frequency of future advisory votes on executive compensation. The next required advisory vote on the frequency of future advisory votes on executive compensation will occur at our 2024 annual meeting of stockholders.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. Our executive compensation program is designed to:
•	Align the interests of management with those of stockholders;
•	Provide fair and competitive compensation;
•	Integrate compensation with the Company’s business plans;
•	Reward both business and individual performance; and
•	Attract and retain key executives that are critical to the success of the Company.
The Compensation Committee believes the Company’s executive compensation programs are appropriate for its stage of development and are well aligned with the stockholders’ long-term interests. A more detailed discussion of our executive compensation programs and the compensation of our named executive officers in 2020 is provided under the “Named Executive Officer Compensation Tables” and related narrative disclosure.
We believe that the information we have provided within the “Named Executive Officer Compensation Tables” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of CHF Solutions, Inc.’s named executive officers, as described in the Named Executive Officer Compensation Tables section, and the other tabular and narrative disclosure regarding such compensation, set forth in the Proxy Statement for the 2021 Annual Meeting of Stockholders.”
This advisory vote on executive compensation is not binding on the Company, our Compensation Committee or our Board. However, our Compensation Committee and our Board will take into account the result of the vote when determining future executive compensation arrangements.
The Board recommends that you vote FOR the adoption of the resolution approving the compensation of our named executive officers, as described in the Named Executive Officer Compensation Tables section, and the other tabular and narrative disclosure regarding such compensation, set forth in this proxy statement.

PROPOSAL 3 – ADVISORY APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021
In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm. See “Audit Committee Report” and “Audit Committee Matters” for additional information on Baker Tilly’s services provided to us in 2020.
As the Audit Committee has responsibility for the selection of our independent registered public accounting firm, your approval of Baker Tilly is not necessary. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future. Even if the stockholders ratify the selection of Baker Tilly, the Audit Committee may in its sole discretion terminate the engagement of Baker Tilly and direct the appointment of another independent auditor at any time during the year.
Representatives of Baker Tilly will attend the meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from our stockholders.
The Board recommends that you vote FOR the approval, on an advisory basis, of Baker Tilly as the
Company’s independent registered public accounting firm for 2021.

ADDITIONAL MATTERS

Equity Compensation Plan Information
The following table sets forth certain information as of December 31, 2020 concerning our equity compensation plans:
Plan category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,169(1)	$879.56(2)	58,158(2)
Equity compensation plans not approved by security holders	10,720(3)	$132.44	1,199(3)
Total	405,730	$405.34	59,357
(1)	Consists of shares of our common stock that may be issued pursuant to outstanding stock options under the 2011 Plan, the 2017 Plan and the 2013 Directors’ Plan.
(2)
Consists of 51,590 shares of our common stock remaining available for future issuance under the 2017 Plan and 6,568 shares of our common stock remaining available for future issuance under the 2013 Directors’ Plan. No additional awards may be issued under the 2002 Stock Plan or the 2011 Equity Incentive Plan.

Each of the 2017 Equity Incentive Plan and the 2013 Directors’ Plan contains an “evergreen” provision, pursuant to which the number of shares available for issuance under the plan automatically adjusts by a percentage of the number of fully diluted shares outstanding. Specifically, pursuant to the 2017 Equity Incentive Plan, the share reserve under the plan will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2018 and ending on (and including) January 1, 2027, to an amount equal to 13% of the fully diluted shares outstanding on December 31st of the preceding calendar year; provided that the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur. Pursuant to the 2013 Directors’ Plan, the share reserve under the plan will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2014 and ending on (and including) January 1, 2023, by an amount equal to 2% of the fully diluted shares outstanding on December 31st of the preceding calendar year; provided that the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur.
(3)
Consists of shares of our common stock that may be issued pursuant to outstanding stock options under the New-Hire Plan. The Board approved the New-Hire Plan in July 2013. The New-Hire Plan provides for the grant of the following awards: options not intended to qualify as incentive stock options under Section 422 of the Code, restricted stock awards, RSU awards, stock appreciation rights and other stock awards. Eligible award recipients are individuals entering into employment with the Company who were not previously employees or directors of the Company or following a bona fide period of non-employment. All awards must constitute inducements material to such individuals’ entering into employment with the Company within the meaning of the Nasdaq listing rules, and all awards must be granted either by the Compensation Committee or a majority of the Company’s independent directors. Promptly following the grant of an award under the New-Hire Plan, the Company must (i) issue a press release disclosing the material terms of the award and (ii) notify Nasdaq that it granted such award in reliance on the “inducement grant exemption” from Nasdaq’s stockholder approval requirements for equity compensation plans.

Availability of 2020 Annual Report to Stockholders
SEC rules require us to provide a copy of our 2020 annual report to stockholders who receive this proxy statement. Our 2020 annual report to stockholders includes our annual report on Form 10-K for 2020 (including certain exhibits). We will also provide copies of our 2020 annual report to stockholders, and to brokers, dealers, banks, voting trustees and their nominees for the benefit of beneficial owners. Additional copies of the 2020 annual report to stockholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for 2020) are available to stockholders at no charge upon written request to: Secretary, CHF Solutions, Inc., 12988 Valley View Road, Eden Prairie, MN 55344, or on our website, www.chf-solutions.com, under the “Investors – Financials and Filings” tab.

Householding
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our 2020 annual report to stockholders and proxy materials unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
We expect that a number of brokers with account holders who are our stockholders will be “householding” our 2020 annual report to stockholders and proxy materials. A single set of the 2020 annual report to stockholders and proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting your broker.
Upon written or oral request, we will undertake to promptly deliver a separate copy of the 2020 annual report to stockholders and proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the 2020 annual report to stockholders and proxy materials, you may write our Secretary, CHF Solutions, Inc., 12988 Valley View Road, Eden Prairie, MN 55344, or call (952) 345-4200.
Any stockholders who share the same address and currently receive multiple copies of the 2020 annual report to stockholders and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Secretary at the address or telephone number listed above.

Requirements for Submission of Stockholder Proposals and Nominations for 2022 Annual Meeting
Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2022 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at our principal executive offices (Secretary, CHF Solutions, Inc., 12988 Valley View Road, Eden Prairie, MN 55344) by the close of business on December 10, 2021. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
Any stockholder director nomination or proposal of other business intended to be presented for consideration at the 2022 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the 2021 annual meeting. Therefore, such notice must be received between January 19, 2022 and the close of business on February 18, 2022 to be considered timely. However, if our 2022 annual meeting occurs more than 30 days before or more than 30 days after May 19, 2022, we must receive nominations or proposals (i) not later than the close of business on the later of the 90th day prior to the date of the 2022 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2022 annual meeting, and (ii) not earlier than the 120th day prior to the 2022 annual meeting.
The above-mentioned proposals must also be in compliance with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

Solicitation by Board; Expenses
Our Board is sending you this proxy statement in connection with the solicitation of proxies for use at our annual meeting. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication, but they will not receive any additional compensation for these services. We will pay the cost of preparing, assembling, and mailing the proxy materials. We have requested brokers, banks and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable expenses in doing so.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2021
The 2021 proxy statement and 2020 annual report are available at www.proxyvote.com.
Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.
By Order of the Board of Directors,

Thomas P. Lynch
Secretary
April 13, 2021

ANNUAL MEETING OF STOCKHOLDERS OF

CHF SOLUTIONS, INC.

May 19, 2021, 2:00 p.m. U.S. Central Time

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries and follow the instructions. Have your proxy card available when you call.

Vote online/by phone until the polls close at the Annual Meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - You may attend the Annual Meeting via the Internet and vote your shares during the meeting. Go to: https://web.lumiagm.com/265011505 Password: chf2021 (Case sensitive). Have your control number available and follow the instructions.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The notice of meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/23773

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20230300000000000000 4   051921

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the Class II directors identified in the accompanying proxy statement, each for a three-year term:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Maria Rosa Costanzo, MD
○ Jon W. Salveson

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Proxy Statement for the Annual Meeting of Stockholders.

.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.